Exhibit 4.65

ADDENDUM No 3
to the Memorandum of Agreement dated 4th July 2018
as amended by an Addendum No. 1 dated 16th July 2018
and as further amended by an Addendum No. 2 dated 24th July 2018 (“the MOA’’)
between
VLGC BETA OWNING LTD. of Marshall Islands (the “Sellers”)
and
MERIDIAN 10 LIMITED of Bermuda (the “Buyers”)
and
GLOBAL MERIDIAN HOLDINGS LIMITED of Bermuda (the “Buyers’ Guarantor”)
For
M.T. AISLING
(the “Vessel”)
1)
This Addendum No. 3 dated 17th September 2018 is supplemental to the MOA governing the sale and purchase of the Vessel and shall form an integral part thereof. Words and expressions defined in the MOA shall have the same meaning when used herein.

2)	It is mutually agreed by the parties to further amend the MOA as follows:
i.	by deleting Clause 5 (a) thereof and replacing it with:
“(a) The Vessel shall be delivered with current Charter attached (see also Clause 22) and taken over safely afloat at a safe and accessible berth or anchorage at/in Charter range in the Sellers’ option not earlier than 1st August 2018 and not later than 15th December 2018 in the Sellers’ option.
Cancelling Date (see Clauses 5 (c), 6(a)(i), 6(a)(iii) and 14): 15th December 2018”;
ii.	by deleting Clause 24 (Deliveries) thereof.
iii.	by adding a new clause under No 26 reading as follows:
“In consideration of the Buyers agreeing to vary the Cancelling Date at the request of the Sellers, the Parties hereby agree that the Sellers will pay to the Buyers a fixed, daily compensation of US$ 15,000 (United States Dollars Fifteen

Thousand), counting from 00:00hrs (London time), 1st October 2018 until the Sellers deliver the Vessel to the Buyers (the “Compensation”), as full and final settlement of any and all claims whatsoever the Buyers may have under the MOA, namely, but not limited to, Clause 5 (d) and/or Clause 14 of the MOA. Such amount will be deducted from the purchase price to be paid by the Buyers on the date and time of delivery.”
All other terms and conditions of the MOA, shall remain in full force and effect.
The provisions of Clause 16 (Law and Arbitration) of the MOA, as amended and/or supplemented herein, apply, mutatis mutandis, to this Addendum No. 3.
This 17th day of September, 2018

For and on behalf of		For and on behalf of
the Sellers		the Buyers
VLGC BETA OWNING LTD.		MERIDIAN 10 LIMITED

By:	Georgios A. Kaklamanos	By:	/s/ Phillip Anderson
Name:	Georgios A. Kaklamanos	Name:	Phillip Anderson
Title:	Attorney-in-fact	Title:	Director

For and on behalf of
the Buyers’ Guarantor
GLOBAL MERIDIAN HOLDINGS LIMITED

By:	/s/ Phillip Anderson
Name:	Phillip Anderson
Title:	Director